Exhibit 99.1

COMPANY CONTACTS
Russell Skibsted	Paul Arndt
SVP & Chief Business Officer	Manager, Investor Relations
949-788-6700x234	949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2008 FINANCIAL
RESULTS AND PIPELINE UPDATE
•	Approximately $48.6 Million Cash and Equivalents as of March 31, 2008

•	In May, Approximately $20.7 Million Cash Received From Sale of Generics

•	1st Quarter Net Cash Used in Operations Was Approximately $7.1 Million
IRVINE, California — May 13, 2008 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI) today reported financial results for the first quarter ended March 31, 2008.
As of March 31, 2008, the Company had cash, cash equivalents, and marketable securities on hand of approximately $48.6 million, compared to approximately $55.7 million as of December 31, 2007. Subsequently, in May 2008, the Company received approximately $20.7 million in cash from the sale of its generic portfolio. During the three-month period ended March 31, 2008, net cash used in operations was approximately $7.1 million, compared to approximately $5.5 million in the same three-month period of 2007. As of March 31, 2008, approximately 31.4 million shares were issued and outstanding.
The Company incurred a first quarter net loss of approximately $8.7 million, or ($0.28) per basic and diluted share, compared to a net loss of approximately $7.9 million, or ($0.31) per share in the first quarter of 2007. Research and development expenses were approximately $6.4 million in the first quarter 2008, compared to approximately $5.9 million in the first quarter of 2007. General and administrative expenses were approximately $2.6 million in the first quarter of 2008, compared to approximately $3.0 million in the first quarter 2007.
“So far in 2008, we had our first proprietary anticancer drug approved by the FDA and we added almost $21 million cash to our balance sheet without issuing a single share,” said Rajesh C. Shrotriya, Chairman, President, and Chief Executive Officer of Spectrum Pharmaceuticals, Inc. “We believe we have the financial resources to successfully launch Levoleucovorin for Injection, and continue to advance our pipeline of late-stage products, without having to raise funds any time soon in these difficult financial markets.”

Recent Highlights and Upcoming Milestones
•	Levoleucovorin for Injection
•	NDA Approved by the FDA on March 7, 2008.

•	NDA amendment for oral tablets on target to be filed by mid-year 2008.

•	Supplemental NDA for colorectal cancer to be filed mid-year 2008.

•	Launch in mid-year 2008.
•	EOquin®, for Non-Invasive Bladder Cancer
•	More than 350 patients enrolled to date in Phase 3 trials.

•	More than 80 sites open and enrolling in the U.S. and Canada.

•	Currently anticipate full enrollment before year-end 2009.
•	Ozarelix, for Benign Prostate Hypertrophy
•	Protocol for the next trial to be submitted to the FDA by mid-year 2008.
•	SPI-1620, a Novel Adjunct to Chemotherapy
•	Phase 1 trial in patients with recurrent or progressive carcinoma underway.
•	Generic Injectables
•	Received approximately $20.7 million in cash in May 2008 from the sale of our generics portfolio.
157 Technology Dr   •   Irvine, California 92618   •   Tel: 949-788-6700   •   Fax: 949-788-6706   •   www.spectrumpharm.com   •   NASDAQ: SPPI

About Spectrum Pharmaceuticals
We are a biopharmaceutical company that acquires, develops and commercializes a diversified portfolio of drug products, with a focus mainly on oncology and urology. Our strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products with a focus on oncology and urology; establishing a commercial organization for our approved drugs; continuing to build a finest team with people who have demonstrated skills, passion, commitment and have a track record of success in developing drugs and commercialization in our areas of focus, and; leveraging the expertise of partners around the world to assist us in the execution of our strategy. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize its portfolio of drug candidates, the Company’s promising pipeline, that we have the financial resources to successfully launch Levoleucovorin for Injection, and continue to advance our pipeline of late-stage products, without having to raise funds any time soon in these difficult financial markets, that full enrollment in the EOquin Phase 3 trials will be achieved by year-end 2009, that for LEVOleucovorin we will file a supplemental NDA for colorectal cancer and an NDA amendment for oral tablets by mid-year 2008, that we will launch LEVOleucovorin in mid-2008, that the protocol for the next trial for ozarelix will be submitted to the FDA by mid-year 2008, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
EOQUIN ®, SPECTRUM PHARMACEUTICALS, INC.™, TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
(C) 2008 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended March 31,
	2008	2007

Revenues	$—	$343

Operating expenses:
Research and development	6,382	5,850
Selling, General and administrative	2,585	2,967

Total operating expenses	8,967	8,817

Loss from operations	(8,967)	(8,474)
Other income, net	301	582

Net loss	$(8,666)	$(7,892)

Basic and diluted net loss per share	$(0.28)	$(0.31)

Basic and diluted weighted average common shares outstanding	31,271,281	25,290,717

Summary Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2008	2007

Cash, cash equivalents and marketable securities	$48,586	$55,659
Accounts Receivable, net	84	191
Inventory	562	—
Other current assets	692	762

Total current assets	49,924	56,612
Property and equipment, net and other assets	922	928

Total assets	$50,846	$57,540

Total liabilities	$8,501	$8,791
Stockholders’ equity	42,345	48,749

Total liabilities and stockholders’ equity	$50,846	$57,540